EXHIBIT 10.21

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of August 15, 2021, to the Employment Agreement dated as of October 29, 2019, as Amended on February 22, 2021 and July 1, 2021 (collectively the "Employment Agreement"), by and between Clinigence Holdings, Inc., a Delaware corporation (the "Company"), and Elisa Luqman ("Employee").

WHEREAS, the Company and Employee have previously entered into the Employment Agreement;

WHEREAS, it is mutually in the best interests of the Company and Employee to modify and amend the Employment Agreement in the manner stated herein.

NOW, THEREFORE, in order to effect the foregoing, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows (capitalized terms used but not defined herein having the meanings ascribed to such terms in the Employment Agreement):

1. Positions and Duties Sections 1(d) and 1(e) of the Employment Agreement are hereby amended to read in their entirety as follows:

(d)Devotion of Time. The Employee shall devote such working time, attention, knowledge, skills and efforts as may be required to fulfill the Employee’s duties hereunder, as reasonably determined by the Board and/or the Company’s Chief Executive Officer (the “CEO”.  The Employee may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations so long as any such positions are disclosed to the Board and do not materially interfere with the Employee’s duties and responsibilities to the Employer. Company recognizes that Executive is currently a member of Cardio Diagnostics Inc, executive management team.  Employer also recognizes all the requirements associated with that role and acknowledges those activities are allowed under this agreement.

(e) Location.  Employee is authorized to perform her services for the Company from a location of her choosing other than the Company’s offices, so long as she is able to fulfill the requirements of her position. The Employee must have quality internet connectivity and must be able to access email and have a working telephone throughout the day. If the internal Company needs dictate, Employee may be required to physically attend certain pre-planned in-person internal meetings at the principal executive offices in Ft. Lauderdale, Florida.  The Employee may also be required to travel on Company business during the Term.

2.Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Employment Agreement effective as of the Amendment Effective Date.

CLINIGENCE HOLDINGS, INC

By:	/s/ Warren Husseinion
Name: Warren Hosseinion
Title: Chief Executive Officer

/s/ Elisa Luqman
Name:
Elisa Luqman